UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 31, 2015

CHANTICLEER HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-29507	20-2932652
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

7621 Little Avenue, Suite 414 Charlotte, North Carolina	28226
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (704) 366-5122

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 31, 2015, Chanticleer Holdings, Inc. (the “Company”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with various entities operating eight Little Big Burger restaurants in the State of Oregon and LBB Acquisition, LLC, a limited liability company organized under the laws of North Carolina (“Acquisition Sub”) and wholly owned by American Roadside Burger, Inc., a wholly owned subsidiary of the Company. The closing of the Purchase Agreement is scheduled to occur on or before September 30, 2015 and is dependent on various closing conditions.

Pursuant to the terms of the Purchase Agreement, Acquisition Sub will acquire all of the membership interests of eight operating restaurants engaged in the fast casual hamburger restaurant business under the name “Little Big Burger.” In consideration of the purchased membership interests, the Company has agreed to pay a purchase price consisting of three million six hundred thousand dollars in cash and shares of the Company’s common stock, $0.0001 par value per share, equal to two and a half million dollars in the aggregate. The closing of the Purchase Agreement is conditioned upon various closing conditions including, but not limited to, the execution of a leak out agreement, pledge and security agreement and a securities account control agreement.

The summary of the Purchase Agreement described above is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report.

Item 8.01 Other Events.

On August 3, 2015, the Company issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is attached to this Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description

10.1	Membership Interest Purchase Agreement dated July 31, 2015

99.1	Press Release of Chanticleer Holdings, Inc. dated August 3, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHANTICLEER HOLDINGS, INC.

Dated: August 3, 2015	By:	/s/ Michael D. Pruitt
Michael D. Pruitt
Chief Executive Officer